Exhibit (d)(1)

AGREEMENT AND PLAN OF MERGER

Dated as of July 3, 2007

among

WATSCO, INC.,

COCONUT GROVE HOLDINGS, INC.

and

ACR GROUP, INC.

i

ii

INDEX OF ANNEXES

Annex I	Conditions to the Offer

INDEX OF EXHIBITS

Exhibit A	Form of Sale and Support Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 3, 2007 (this “Agreement”), is by and among Watsco, Inc., a Florida corporation (“Parent”), Coconut Grove Holdings, Inc., a Texas corporation (“Merger Sub”) and ACR Group, Inc., a Texas corporation (the “Company”). Certain capitalized terms used in this Agreement are used as defined in Section 9.11.

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than Company Restricted Shares, Converted Company Restricted Shares and Committed Shares as defined herein) at a price of $6.75 per share (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein, in accordance with the Texas Business Corporation Act (the “TBCA”) and Texas Business Organization Code (the “TBOC”), upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent and Merger Sub and the Company’s Board of Directors have each unanimously approved and adopted this Agreement and deem it advisable and in the best interests of their respective shareholders to consummate the Offer, the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a Sale and Support Agreement substantially in the form attached hereto as Exhibit A (the “Sale and Support Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Offer

Section 1.1 The Offer.

(a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer at the Offer Price. Parent’s and Merger Sub’s obligation to accept and pay for shares of Company Common Stock tendered in the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock subject to a Sale and Support Agreement (the “Committed Shares”), represents at least two-thirds (or such lesser number as may be determined by Parent and Merger Sub) of all shares of Company Common Stock then outstanding (the “Minimum Condition”) and to the other conditions set forth in Annex I. Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement, the Sale and Support Agreement or previously approved by the Company in writing, (i) the Minimum Condition may not be waived below that number of shares of Company Common Stock that, together with the Committed Shares, represents a majority of all shares of Company Common Stock then outstanding, (ii) no change may be made that changes the form of consideration to be paid pursuant to the Offer, decreases the Offer Price or the number of shares of Company Common Stock sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex I, or otherwise amends or modifies the Offer in any manner materially adverse to the holders of shares of Company Common Stock and (iii) the Offer may not be extended except as set forth in this Section 1.1(a). Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight, New York City time, on the date that is 20 Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced. Merger Sub shall extend the Offer (1) if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions, (y) the reasonable determination by Parent that any such condition to the Offer is not capable of being satisfied on or prior to the Walk-Away Date, provided that the inability to satisfy such condition does not result from any breach of any provision of this Agreement by Parent or Merger Sub, and (z) the Walk-Away Date, and (2) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law. Following expiration of the Offer, Merger Sub may, in its sole discretion, provide one or more subsequent offering periods (each, a “Subsequent Offering Period”) in accordance with Rule 14d-11 of the Exchange Act, if, as of the commencement of each such period, the number of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period, together with the Committed Shares, is less than that number of shares of Company Common Stock necessary to permit the Merger to be effected without a meeting of shareholders of the Company, in accordance with Section 5.16 of TBCA. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable, all shares of Company Common Stock (A) validly tendered and not withdrawn pursuant to the Offer after the final expiration of the Offer and/or (B) validly tendered in any Subsequent Offering Period. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes.

(b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall promptly provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications, and (B) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

Section 1.2 Company Action.

(a)(i) The Company hereby consents to the Offer and represents that at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company’s Board of Directors duly and unanimously adopted resolutions (A) declaring that this Agreement and the Transactions, are in the best interests of the Company’s shareholders, (B) approving and declaring advisable this Agreement and the Transactions and (C) recommending that the Company’s shareholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if applicable, grant the

Company Shareholder Approval (collectively, the “Company Board Recommendation”). (ii) The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that no Adverse Recommendation Change shall have occurred in accordance with Section 6.3, the Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company shall promptly furnish Parent with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Parent and Merger Sub shall treat the information contained in such labels, listing or files and any additional information referred to in the preceding sentence in accordance with the terms and conditions of the Confidentiality Agreement.

(b) As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of shares of Company Common Stock, in each case, as and to the extent required by applicable U.S. federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.3, shall reflect the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall promptly provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 1.3 Directors.

(a) Effective upon the acceptance for payment of the number of shares of Company Common Stock constituting at least the Minimum Condition pursuant to the Offer and subject to the conditions in Annex I, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company’s Board of Directors that equals the product of (x) the total number of directors on the Company’s Board of Directors (giving effect to the election of any additional directors pursuant to this Section), and (y) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock then outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall take all action necessary to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company’s Board of Directors and (ii) each Board of Directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company’s Board of Directors, in each case to the fullest extent permitted by applicable Law. Notwithstanding the foregoing, until Parent and/or Merger Sub acquires a majority of the outstanding shares of Company Common Stock on a fully diluted basis, the Company shall use its reasonable best efforts to ensure that all of the members of the Company’s Board of Directors and such committees and boards as of the date hereof who are not employees of the Company shall remain members of the Company’s Board of Directors and such committees and boards.

(b) The Company’s obligations to appoint Parent’s designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Continuing Directors”) (or the approval of the sole Continuing Director if there shall be only one Continuing Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company’s Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, including any decrease in or change of form of the Merger Consideration, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and any amendment or change to Section 6.8. Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall be effected only by the action of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one Continuing Director).

Section 1.4 90% Top-Up Option.

(a) The Company hereby irrevocably grants to Merger Sub an option (the “90% Top Up Option”), exercisable upon the terms and conditions set forth in this Section 1.4, to purchase that number of shares of Company Common Stock (the “90% Top Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of Committed Shares, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding (taking into account the issuance of the 90% Top Up Option Shares) at an exercise price per share equal to the Offer Price; provided that in no event shall the 90% Top Up Option be exercisable for a number of shares of Company Common Stock (i) that would require the Company to obtain shareholder approval under applicable Law, or (ii) in excess of the Company’s then authorized and unissued shares of Company Common Stock.

(b) Merger Sub may exercise the 90% Top Up Option, in whole but not in part, at any time after acceptance for payment by Merger Sub of the number of shares of Company Common Stock constituting at least the Minimum Condition in accordance with the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c) Parent and Merger Sub acknowledge that the shares of Company Common Stock which Merger Sub may acquire upon exercise of the 90% Top Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the 90% Top Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the 90% Top Up Option and the 90% Top Up Option Shares to be acquired upon exercise of the 90% Top Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

The Merger

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA and the TBOC, at the Effective Time, Merger Sub, an indirect wholly-owned subsidiary of Parent, shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Houston, Texas time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Fulbright & Jaworski L.L.P., Fulbright Tower, 1301 McKinney, Suite 5100, Houston, TX 77010, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Texas the articles of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the TBCA and TBOC (the “Articles of Merger”). The Merger shall become effective upon the issuance of the certificate of merger by the Secretary of State of the State of Texas or at such later time and date as is agreed to by the parties hereto and set forth in the Articles of Merger (the time and date at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the TBCA and TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Formation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of formation of the Company shall be amended and restated in its entirety to be identical (subject to Section 6.8 hereof) to the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall remain ACR Group, Inc., until thereafter amended as provided therein or by applicable Law. The by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and by-laws of the Surviving Corporation.

(b) Each of the parties hereto shall take all necessary action to cause the officers of the Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and by-laws of the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent, Merger Sub or any Subsidiary of the Company, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefore (the “Cancelled Shares”).

(c) Conversion of Company Restricted Shares and Common Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of Company Common Stock listed on Schedule 3.1(c)(I) issued pursuant to restricted stock agreements between the individuals listed on Schedule 3.1(c)(I) and the Company (including performance based restricted shares) (a “Company Restricted Share”) outstanding immediately prior to the Effective Time shall become fully vested and converted into the right to receive the Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof except the execution and delivery of documentation or performance of other actions required by Parent’s 2001 Incentive Compensation Plan, each share of Company Common Stock listed on Schedule 3.1(c)(II) issued pursuant to restricted stock agreements between the individuals listed on Schedule 3.1(c)(II) and the Company (including performance based restricted shares) (a “Converted Company Restricted Share”) shall be converted automatically into that number of restricted shares of Parent common stock equal to the product of the number of Converted Company Restricted Shares multiplied by the Offer Price divided by the closing price of Parent common stock on the NYSE on the trading day immediately prior to the Effective Time (“Parent Restricted Shares”) and each Parent Restricted Share issued pursuant to this Section 3.1(c)(i) shall remain subject to the same terms and conditions as were applicable to such Converted Company Restricted Share (including vesting schedule and any acceleration of vesting set forth on Schedule 3.1(c)(II) of the Company Disclosure Schedule) and shall bear a legend containing the same restrictions on transferability.

(ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock received pursuant to Section 3.1(a), Cancelled Shares (as defined and to the extent provided in Section 3.1(b)), any Converted Company Restricted Shares and any Dissenting Shares (as defined and to the extent provided in Section 3.1(d))), shall be converted into the right to receive $6.75 in cash or any different amount as may have been paid per share of Company Common Stock in the Offer, without interest (the “Merger Consideration”).

(iii) As of the Effective Time, all shares of Company Common Stock (including Cancelled Shares, Converted Company Restricted Shares and any Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) (or effective affidavits of loss in lieu thereof) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(b), without interest.

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Articles 5.12 and 5.13 of the TBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares,” and together with the Cancelled Shares and the Converted Company Restricted Shares, the “Excluded Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Articles 5.12 and 5.13 of the TBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Articles 5.12 and 5.13 of the TBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to receive the fair value of such shares of Company Common Stock under the TBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 3.1(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands to exercise dissenter’s rights in respect of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by the Company relating to shareholders’ dissenter’s rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBCA. The Company shall not, except with prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.2 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

Section 3.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the benefit of the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock immediately prior to the Merger, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 3.1(c) (other than Company Common Stock received pursuant to Section 3.1(a) and the Excluded Shares). The Paying Agent shall also act as the agent for the Company’s shareholders for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in short term investments in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or a combination thereof as directed by Parent or the Surviving Corporation; provided that Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest, and any declared and unpaid dividends to which the holder of such Certificate is entitled.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been delivered to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or Book-Entry Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person who was a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Offer Price, the Merger Consideration any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent that except as set forth in (i) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being understood that any matter set forth under a particular section or subsection of the Company Disclosure Schedule shall also be deemed disclosed with respect to any other section or subsection of Article IV or to Section 6.2 of this Agreement, in each case to the extent the relevance of such matter to such section or subsection is reasonably apparent from the text of such disclosure, or (ii) the Company SEC Documents (as hereinafter defined) filed prior to the date of this Agreement:

Section 4.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (“Company Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any party, any change, event, development or occurrence that is materially adverse to (A) the ability of such party to timely consummate the Transactions or (B) the results of operations, financial condition or assets of such party and its Subsidiaries taken as a whole, other than changes, events, developments or occurrences arising out of, resulting from or attributable to (i) changes in conditions in the United States or the global economy or the capital or financial or markets generally, including changes in interest or exchange rates, fluctuating commodity prices and unexpected product shortages, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in GAAP that, in each case, generally affect industries in which such party and its Subsidiaries conduct business, (iii) the negotiation, announcement, pendency or consummation of this Agreement or the Transactions and the identity of Parent and its Affiliates, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (iv) earthquakes or other natural disasters (in the case of unexpected product shortages referred to in clause (i) and each of clauses (ii) and (iv), other than to the extent any change, event, development or occurrence has had or would reasonably be expected to have a disproportionately adverse effect on such party and its Subsidiaries as generally compared to other participants in the industries in which such party and its Subsidiaries conduct business).

(b) Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007, together with Schedule 4.1(b) of the Company Disclosure Schedule, sets forth a true and complete list of each of the Company’s Subsidiaries, as of the date hereof. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate or other power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary are owned directly or indirectly by the Company free and clear of liens, pledges, security interests and transfer restrictions or other encumbrances (“Liens”), except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities Laws. The Company does not own of record or beneficially (within the meaning of Rule 13d-3 of the Exchange Act), any material equity or similar interest in, or any material interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

(c) The Company has made available to Parent prior to the date hereof (i) complete and correct copies of the articles of incorporation and by-laws of the Company and each of its Subsidiaries, as amended to the date of this Agreement (the “Company Charter Documents”) and (ii) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the Company’s shareholders, the Company’s Board of Directors and each committee of the Company’s Board of Directors held since February 28, 2005 through the date hereof.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock par value $0.01 per share and 2,000,000 shares of preferred stock, par value $0.01 (“Company Preferred Stock”). At the close of business on June 29, 2007, (i) 12,063,765 shares of Company Common Stock were issued and outstanding, which includes 289,751 Company Restricted Shares and 373,001 Converted Company Restricted Shares, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of the Company’s capital stock, voting securities or other ownership interests were reserved for issuance for the types of arrangements described in Section 4.2(b) and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive and similar rights in favor of third parties. Since June 29, 2007, the Company has not issued, or entered into any agreement or arrangement to issue, any shares of its capital stock, or entered into any agreement or arrangement to issue securities convertible into or exchangeable or exercisable for any shares of its capital stock. All dividends on the Company Common Stock that have been declared or have accrued prior to the date hereof have been paid in full to the Company’s paying agent.

(b) Except for the Company Restricted Shares and Converted Company Restricted Shares referenced in Section 4.2(a)(i), there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or transfer, any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the Company or any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the market price or value of any securities of the Company or any of its Subsidiaries. There are no (i) outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding securities of the Company or any of its Subsidiaries or (ii) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any obligation or commitment to provide financing to or make any debt or equity investment in any entity other than wholly-owned Subsidiaries of the Company.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Shareholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, subject in the case of the consummation of the Merger to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and adopted this Agreement and approved the Transactions, including the Merger, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of, the shareholders of the Company, (iii) consented to the public disclosure of this Agreement and the Transactions in accordance with the terms and provisions of the Confidentiality Agreement, dated as of June 1, 2005, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) and (iv) resolved to, subject to Section 6.3 hereof, recommend that the shareholders of the Company accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if applicable, grant the Company Shareholder Approval and submit this Agreement to the shareholders of the Company for approval and file with the SEC each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the Transactions, including the Schedule 14D-9 and the proxy or information statement, if any, (the “Company Disclosure Documents”), as required by Law.

(c) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 (and, in the case of the consummation of the Merger, the Company Shareholder Approval) are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective assets, properties or rights, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation, modification or acceleration under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other instrument or agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their assets, properties or rights are bound or (z) result in the creation of any Lien upon any of the assets, properties or rights of the Company or any of its Subsidiaries other than Permitted Liens, except, in the case of clause (ii), for such violations, defaults, rights or Liens, as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The affirmative vote (in person or by proxy) of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote on such matter at the Company Shareholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement and the approval of the Merger (the “Company Shareholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to approve this Agreement and the Transactions.

Section 4.4 Governmental Approvals. Except for (i) the filing with the SEC of any Company Disclosure Documents and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the AMEX, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the TBCA and TBOC and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all required registration statements, reports, schedules, forms, certifications and other documents with the Securities and Exchange Commission (the “SEC”) since February 29, 2004 (collectively, and in each case including all exhibits and schedules thereto and financial statements contained in, and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates, the Company

SEC Documents complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer will comply, in all material respects with the requirements of the Exchange Act and the Securities Act and all other federal securities Laws applicable to such Company SEC Documents, and none of the Company SEC Documents as of their respective dates contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent prior to the date hereof copies of all correspondence between the SEC and the Company or any Company Subsidiary, since February 29, 2004 until the date hereof. As of the date of this Agreement, there are no material outstanding or unresolved comments from the SEC staff with respect to the Company SEC Documents.

(b) The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and shareholders’ equity (when required to be included in any such Company SEC Document) for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) Neither the Company nor any of its Subsidiaries has any liabilities, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due, whether or not known, and whether or not required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its Subsidiaries as of February 28, 2007 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) as expressly contemplated by this Agreement or set forth in the Company Disclosure Schedules or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has established and maintains effective internal control over financial reporting (and, except as disclosed in the Company SEC Documents, since February 29, 2004 has had no material weaknesses with respect to its internal control over financial reporting) and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded and reported to the Company’s principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. Any written notifications the Company has received of a “reportable condition” or “material weakness” (each as defined in the Statement of Auditing Standards No. 60, as in effect on the date hereof) in the Company’s internal controls have been made available to Parent prior to the date hereof.

Section 4.6 Absence of Certain Changes. Since the Balance Sheet Date, (a) the Company, together with its Subsidiaries, has carried on and operated its businesses in all material respects in the ordinary course of business consistent with past practice, (b) there have not been any events, changes, conditions, developments or occurrences that, individually or in the aggregate, have had or would be reasonably be expected to have a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would constitute a breach of Section 6.2(b) hereof.

Section 4.7 Legal Proceedings. There is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, action or, to the Knowledge of the Company, any pending investigation against or relating to the Company or any of its Subsidiaries (or any of their respective assets or properties), nor is there any injunction, order, writ, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or, as of the date hereof, that challenges or relates to, or would prevent, materially delay or impair the consummation of, the proposed sale of the Company, this Agreement or any of the Transactions.

Section 4.8 Compliance With Laws; Permits. The Company and its Subsidiaries are in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any of their respective properties and assets, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance in all material respects with all applicable listing and corporate governance rules and regulations of the AMEX.

Section 4.9 Information Supplied.

(a) Each Company Disclosure Document filed or required to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s shareholders in connection with the Merger and the Shareholder Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.9(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

(b)(i) Any Company Disclosure Document required to be mailed to shareholders of the Company, as supplemented or amended, if applicable, at the time such Company Disclosure Documents or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

(c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10 Tax Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all respects; (ii) all Taxes shown to be due on such Tax Returns have been timely paid and all Taxes payable (whether or not actually shown on such Tax Returns) have, to the Knowledge of the Company, been adequately reserved for in the Company SEC Documents; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, which has not been fully paid or adequately reserved in the financial statements included in the Company SEC Documents in accordance with GAAP; (iv) no audit or other administrative or court proceedings are pending with any Governmental

Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice of threatened or proposed audit or proceeding has been received; (v) there are no Liens for Taxes other than Permitted Liens upon any assets of the Company or any of its Subsidiaries and (vi) since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business.

Section 4.11 Employee Benefits and Labor Matters.

(a) Schedule 4.11(a) of the Company Disclosure Schedule lists (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and (ii) all employment, consulting, and severance plans and agreements and all bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, vacation, salary continuation, profit-sharing, fringe benefit, life insurance and other similar plans, programs, and agreements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise ((i) and (ii) collectively, the “Company Plans”).

(b) The Company has made available to Parent prior to the date hereof, with respect to each Company Plan (if applicable), a correct and complete copy of the most recent (i) document constituting the Company Plan or, with respect to any such Company Plan that is not in writing, a written description thereof, and any modifications thereto, (ii) annual report on Form 5500, including all schedules thereto, (iii) summary plan description for each Company Plan and any modifications thereto, (iv) trust agreement and insurance or group annuity contract, (v) annual report, financial statement and/or actuarial report, and (vi) determination letter from the Internal Revenue Service.

(c) Each Company Plan has been established, maintained and funded in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws and, to the Knowledge of the Company, the terms of each Company Plan are in material compliance with all such applicable Laws.

(d) All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Plans or applicable Laws have been timely made. Other than routine claims for benefits, there are no actions pending, or to the Knowledge of the Company, threatened with respect to any Company Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Each Company Plan that is intended to qualify under Section 401 of the Code (i) has received a favorable determination letter to such effect and (ii) no facts, circumstances or events have occurred since the date of the most recent determination letter or application therefor relating to any such Company Plan that, individually or in the aggregate, have caused or would reasonably be expected to cause the loss of such qualification.

(f) None of the Company Plans is subject to Title IV of ERISA or is a multi-employer plan or a multiple employer plan described in Section 3(37) or Section 4063/4064, respectively, of ERISA, and neither the Company nor any of its Subsidiaries to its and their Knowledge has any obligation to contribute to any such multi-employer plan or has any withdrawal liability associated with any such multi-employer plan. There have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(g) There are no strikes, work slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any such strikes, slowdowns, work stoppages, lockouts, arbitrations, grievances, unfair labor practice charges or complaints within the past three years, that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters and has not engaged in any unfair labor practices or similar prohibited practices except in each case for any instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) Neither the Company nor any of the Subsidiaries is a party to or is bound by any labor or collective bargaining agreement, and, as of the date hereof and to the Knowledge of the Company, there is no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event, (i) result in any payment becoming due, or increase the amount of any compensation due, to any current or former director, individual who is an independent contractor or employee of the Company or its Subsidiaries, (ii) increase the amount or value of any benefits or compensation otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement that obligates the Company or any of its Subsidiaries to make a gross-up payment to any employee of the Company or any of its Subsidiaries for any tax imposed by Section 4999 of the Code.

(j) On or prior to the date hereof, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has (i) approved each Company Plan pursuant to which consideration is payable to any officer, director or employee (each, a “Company Compensation Arrangement”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act (an “Employment Compensation Arrangement”), and (ii) taken all other action necessary to satisfy the requirements of the non exclusive safe harbor with respect to such Company

Compensation Arrangements in accordance with Rule 14d-10(d)(3) under the Exchange Act (the approvals and actions referred to in clauses (i) and (ii) above, the “Company Compensation Approvals”). The Company’s Board of Directors has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, “independent directors” as defined in the listing standards of AMEX.

Section 4.12 Environmental Matters.

(a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws (as defined below), (ii) there is no notice of violation in writing, investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries has received any notice of, or entered into, any order, settlement, judgment, injunction or decree (or, to the Knowledge of the Company, has agreed to perform or entered into any contractual obligation with a reasonable likelihood of requiring a material payment) involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws and (iv) to the Knowledge of the Company, no Hazardous Materials have been released at, on, above, under or from any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, nor are there any conditions or circumstances at any properties currently or formerly owned, leased or operated by the Company that have or would reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law. The Company and its Subsidiaries are in possession of all Environmental Permits required for the operation of their current business and are in compliance with all of the requirements and limitations included in such Environmental Permits other than Environmental Permits which the failure to possess would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, copies of all material environmental and health and safety reports or assessments or other material communications or documentation concerning environmental, health and safety matters in the Company’s possession, as of the date hereof, relating to the Company and any of its Subsidiaries and any real property owned, operated or leased by the Company or any of its Subsidiaries, have been made available to Parent prior to the date hereof, to the extent any of the issues identified in any such reports, assessments or other communications or documentation would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(c) For purposes of this Agreement, “Environmental Laws” shall mean all applicable Laws relating to (i) the protection or remediation of the environment, including soil and subsurface soil, surface water, groundwater, drinking water, indoor and ambient air, and natural resources, (ii) human health and safety as affected by exposure to Hazardous Materials, or (iii) the presence, use, management, assessment, remediation, transportation, treatment, storage, disposal or recycling of any Hazardous Materials.

(d) For purposes of this Agreement, “Environmental Permit” shall mean all registrations, filings, permits, consents, licenses, certificates, variances and similar rights granted by or obtained from any Governmental Authority required under any Environmental Laws for the lawful operation of the Company’s and its Subsidiaries’ business as it was conducted immediately prior to the Closing Date.

(e) For purposes of this Agreement, “Hazardous Materials” shall mean any material, substance, or waste defined or regulated as hazardous, toxic, a pollutant, a contaminant or words of similar meaning, including without limitation, petroleum and petroleum byproducts and any fraction thereof, asbestos and asbestos containing material, mold of the concentrations and levels that would reasonably be likely to adversely affect human health, radon or polychlorinated biphenyls, in non-utility owned electrical equipment.

Section 4.13 Properties.

(a) Schedule 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and for each parcel of Owned Real Property, identifies the correct street address (including business unit, if applicable) of such Owned Real Property. Neither the Company nor any of its Subsidiaries has received any notice of any, and to the Knowledge of the Company there is no, default under any restrictive covenants, restrictions and conditions affecting the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, restrictions or conditions, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company’s or any of its Subsidiaries’ present use, enjoyment and marketability of each such parcel of the Owned Real Property.

(b) Schedule 4.13(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has the right to use or occupy (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the correct street address (including business unit, if applicable) of such Leased Real Property. True and complete copies of all agreements (including all material written modifications, amendments, supplements, waivers and side letters thereto) under which the Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date of this Agreement have been made available to Parent prior to the date hereof.

(c) The Company and/or its Subsidiaries have good and marketable fee simple title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear, in each case, of all Liens other than Permitted Liens, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company’s or any of its Subsidiaries’ present use, enjoyment and marketability of each such parcel of Owned Real Property or Leased Real Property.

(d) Other than the Real Property Leases, none of the Owned Real Property or the Leased Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company’s or any of its Subsidiaries’ present use, enjoyment and marketability of each such parcel of Owned Real Property or Leased Real Property.

(e) Each Real Property Lease is in full force and effect and constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and there is no material default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company’s or any of its Subsidiaries’ leasehold interest in a parcel of Leased Real Property.

(f) There does not exist any violations of building codes or pending condemnation or eminent domain proceedings that affect any Owned Real Property or, to the Knowledge of the Company, any such proceedings that affect any Leased Real Property or, to the Knowledge of the Company, any threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither the Company nor its Subsidiaries have received any written notice of the intention of any Governmental Authority or other Person to take or use any Owned Real Property or Leased Real Property, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company’s or any of its Subsidiaries’ present use, enjoyment and marketability of each such parcel of Owned Real Property or Leased Real Property.

(g) The buildings and improvements on the Owned Real Property and the Leased Real Property are in good condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) The Company and each of its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in, all tangible personal property used in the business of the Company and each of its Subsidiaries, respectively, and all such tangible personal property is owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, or is leased under a valid and subsisting lease, and in any case, is in good working order and condition, ordinary wear and tear excepted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Opinion of Financial Advisor. The Company’s Board of Directors has received the opinion of Houlihan, Lokey, Howard & Zurkin, Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Offer or the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares.

Section 4.15 Brokers and Other Advisors. Except for Houlihan, Lokey, Howard & Zurkin, Inc., the fees and expenses of which will be paid by the Company and a true and correct copy of whose engagement letter, including all amendments and modifications thereto, has been made available to Parent prior to the date hereof, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses (other than Fulbright & Jaworski L.L.P., counsel to the Company), in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.16 Takeover Statutes. The Company has taken all actions necessary for purposes of Article 13.03 of the TBCA to ensure that the restrictions of such provisions are not applicable to this Agreement, the Transactions or the Sale and Support Agreement. In making such representation, the Company has relied, in part, on the representations of Parent and Merger Sub in Section 5.8 of this Agreement. No “moratorium,” “fair price,” “control share acquisition,” “affiliate transaction” or other similar anti-takeover statute or regulation under any applicable Law or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Company, the Company Common Stock, this Agreement, the Transactions or the Sale and Support Agreement.

Section 4.17 Material Contracts. Schedule 4.17 of the Company Disclosure Schedule contains a true and complete list of all Contracts (other than purchase orders and invoices) to which the Company or any of its Subsidiaries is a party (a) which is a joint venture, partnership or other similar agreement involving co-investment with a third party; (b) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed indebtedness for borrowed money, or any capitalized lease obligation, or any agreement under which it has granted a Lien on any of its assets, tangible or intangible (but with a value in excess of $100,000), or any currency or interest rate swap, collar or hedge agreement; (c) whereby the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any Person in excess of $100,000; (d) that contains a minimum purchase requirement for the Company and its Subsidiaries to purchase during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have purchased during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $100,000 of goods and/or services on an annual basis; (e) that contains a minimum supply commitment for the Company and its Subsidiaries to sell during the 12-month period immediately following, or pursuant to which the Company and its Subsidiaries have sold during the 12-month period immediately preceding, the Balance Sheet Date, in the aggregate, a minimum of $100,000 of goods and/or services on an annual basis; (f) that contains covenants restricting or limiting the ability of the Company, any of its Subsidiaries or any of their Affiliates (including, without limitation, Parent or any of its Affiliates from and after the consummation of the Offer or the Closing) to compete in any business or with any person or in any geographic area; (g) that contemplates any extraordinary transaction(s) by the Company or any of its Subsidiaries and/or shares of the Company held by its Affiliates, including letters of intent, confidentiality, non-solicitation and other similar agreements or arrangements; (h) that contains any indemnification rights or obligations, or credit support relating to such indemnification rights or obligations, where the contingent rights or obligations reasonably would be expected to exceed $100,000; (i) to which any agency or department of the United States federal government is a counterparty; (j) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum; (k) that involve the use of Intellectual Property by the Company and its Subsidiaries and which require annual license or royalty payments in excess of $100,000; or (l) with customers, manufacturers, distributors, dealers, manufacturer’s representatives or sales agents with whom the Company deals which involve (or could reasonably be expected to involve) the receipt or payment, whether contingent or otherwise, by or to the Company of more than $100,000 in fiscal year 2007. The Company has made available to Parent prior to the date hereof a true and correct copy of each such Contract. Each Contract required to be so listed is valid and binding on the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, on each counterparty and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be valid, binding or in full force and effect and such breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.18 Intellectual Property Matters. Except for those matters which, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) (i) the Company and each of its Subsidiaries owns, or is licensed to use, and on the Closing Date shall own or be licensed to use, (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted by it and (ii) reasonable measures have been and continue to be taken to protect the proprietary nature of the Intellectual Property and to prevent disclosure and preserve secrecy of any trade secrets of the Company and its Subsidiaries; (b) (i) to the Knowledge of the Company, the issued patents, trademark registrations and copyright registrations for such Intellectual Property are valid and in full force and effect; (ii) there are no pending or, to the Knowledge of the Company, threatened actions or legal or administrative proceedings, including without limitation oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings, challenging the validity or ownership of such Intellectual Property by the Company or its Subsidiaries, or the right of the Company or its Subsidiaries to use such Intellectual Property; (iii) to the Knowledge of the Company, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property; (iv) to the Knowledge of the Company, no Person is challenging or infringing upon or otherwise violating any Intellectual Property owned or licensed by the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has received any written notice of any pending or threatened claim with respect to any Intellectual Property owned or licensed by the Company or its Subsidiaries and, to the Knowledge of the Company, no Intellectual Property owned or licensed by the Company or its Subsidiaries is being used or enforced or is failing to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property; (vi) there are no agreements with any Person or any outstanding judgments, injunctions, orders or decrees that limit the scope, ownership, registration or use of the Intellectual Property by the Company and its Subsidiaries; and (vii) to the Knowledge of the Company, no Person has any rights to any of the Intellectual Property owned by (and not licensed to) the Company or any of its Subsidiaries. For the purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, logos, domain names, trade dress and other indications of source or origin, the goodwill associated with the foregoing and the registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continued prosecution applications, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; know-how, technology, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction, and registrations or applications for registration of copyrights in any jurisdictions, and any renewals or extensions thereof.

Section 4.19 Insurance. Schedule 4.19 of the Company Disclosure Schedule sets forth (i) a list of the material policies of insurance currently maintained by the Company or any of its Subsidiaries (including any material policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage) and (ii) a list of all material claims currently pending (including with respect to insurance obtained but not currently maintained). Except for those matters that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) all such policies are in full force and effect and cover the assets and risks of the Company and its Subsidiaries in a manner consistent with customary practices of companies engaged in businesses and operations similar to those of the Company and its Subsidiaries and (ii) all premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel has been received by the Company or any of its Subsidiaries with respect to such policies.

Section 4.20 Inventory. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary reserves and allowances (including for spoilage, damage and outdated and excess items) in accordance with GAAP and consistent with past practice, which items have been written off or written down to fair market value or for which adequate reserves have been provided in the Company’s audited financial statements as of and for the period ended February 28, 2007 (the “Financial Statements”). All inventories have been priced consistent with past practice or market. Except as disclosed in the notes to the Financial Statements, all items included in the inventory of the Company and its Subsidiaries are the property of the Company and its Subsidiaries, free and clear of any and all liens, mortgages, pledges, security interests, encumbrances, charges, have not been pledged as collateral, are not held by the Company and its Subsidiaries on consignment from others.

Section 4.21 Accounts Receivable. All accounts receivable of the Company reflected on the Financial Statements arose from bona fide sales transactions in the ordinary course of business. The Company has good title to all of its accounts receivable free and clear of any Liens.

Section 4.22 Ethical Practices. To the Knowledge of the Company, except as permitted under applicable Law, neither the Company nor any of its Subsidiaries has offered or given anything of value to any official of a Governmental Authority, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with any Governmental Authority.

Section 4.23 Related Party Transactions. Except to the extent disclosed in the Company SEC Documents, there are and have been no transactions, agreements, arrangements or understandings involving the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.24 Customers and Suppliers. Schedule 4.24 of the Company Disclosure Schedule contains a true and complete list of the ten (10) largest customers and suppliers of each of the Company and its Subsidiaries, taken as a whole, during the fiscal year ended February 28, 2007. Since such date, no customer or supplier listed on Schedule 4.24 has notified the Company of its intent to decrease the amount of business that it does with the Company by more than twenty-five percent (25%).

Section 4.25 Standstill Agreements. Neither the Company nor any of its Subsidiaries has entered into, terminated, waived or amended any standstill agreement with any third party relating to an Alternative Proposal.

ARTICLE V

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 5.1 Organization; Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the Transactions (a “Parent Material Adverse Effect”).

Section 5.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent of the Transactions, have been duly authorized and approved by the Board of Directors of each of Parent and Merger Sub, and by Parent, as sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution, delivery and performance of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective assets, properties or rights, (y) violate or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, cancellation, modification or acceleration under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or (z) result in the creation of any Lien upon any of the assets, property or rights of the Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults, rights or Liens, as, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 5.3 Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the NYSE and AMEX, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas pursuant to the TBCA and TBOC and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 5.4 Information Supplied.

(a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of any Company Disclosure Document required to be mailed to shareholders of the Company, as supplemented or amended, if applicable, at the time such Company Disclosure Documents or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the consummation of the Offer.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule TO and the Offer Documents based upon information furnished to Parent or Merger Sub in writing by the Company specifically for use therein.

Section 5.5 Ownership and Operations of Merger Sub. As of the Effective Time, Parent will own beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, will engage in no other business activities and will conduct its operations only as contemplated hereby.

Section 5.6 Financing. Parent and Merger Sub reasonably believe that they collectively will have at the expiration of the Offer cash and cash equivalents that are sufficient to purchase the shares of Company Common Stock outstanding at the Offer Price pursuant to the Offer.

Section 5.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.8 No Ownership of Company Common Stock. As of the date hereof, neither Parent nor Merger Sub owns any shares of Company Common Stock.

ARTICLE VI

Additional Covenants and Agreements

Section 6.1 Company Disclosure Documents; Shareholders Meeting; Short-Form Merger.

(a) If Company Shareholder Approval is required under the TBCA in order to consummate the Merger other than pursuant to Section 5.16 of the TBCA, then, in accordance with applicable Law and the Company Charter Documents, the Company shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer) for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) as promptly as practicable after the consummation of the Offer, for the purpose of voting on the matters requiring the Shareholder Approval; provided that (i) if the Company is unable to obtain a quorum of its shareholders at such time, the Company may extend the date of the Shareholder Meeting by no more than five business days and the Company shall use its reasonable best efforts during such five-business day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Shareholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law or the Company Charter Documents. Subject to Section 6.3, the Company’s Board of Directors shall recommend unanimously that the shareholders of the Company grant the Shareholder Approval and use its reasonable best efforts to obtain the Shareholder Approval, and the Company shall otherwise comply with all applicable Laws applicable to the Shareholder Meeting.

(b) If the Shareholder Approval is required under the TBCA or TBOC in order to consummate the Merger other than pursuant to Section 5.16 of the TBCA, then, in accordance with applicable Law and the Company’s Charter Documents, as promptly as practicable after the consummation of the Offer, the Company and Parent shall prepare jointly and the Company shall file with the SEC the applicable Company Disclosure Documents and as soon as practicable thereafter use its reasonable best efforts to mail to its shareholders such Company Disclosure Documents and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Company Disclosure Documents shall have been so mailed, as promptly as practicable circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.3, the Company Disclosure Documents shall contain the unanimous recommendation of the Company’s Board of Directors to the shareholders of the Company to grant the Company Shareholder Approval. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Company Disclosure Documents. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Disclosure Documents before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after the receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Company Disclosure Documents (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) give reasonable and good faith consideration to any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

(c) Notwithstanding any provision of this Agreement to the contrary, if Parent, Merger Sub or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Company Common Stock pursuant to the Offer, through exercise of the 90% Top Up Option or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition without a meeting of shareholders of the Company, in accordance with Section 5.16 of the TBCA.

Section 6.2 Conduct of Business.

(a) Except as contemplated by this Agreement, or Schedule 6.2(a) of the Company Disclosure Schedule, or required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use commercially reasonable efforts consistent with past practice to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with Persons having significant business dealings with it and take no action which would adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any Governmental Authority required for the Transactions.

(b) Neither the Company nor its Subsidiaries shall, unless Parent otherwise consents (which consent shall not be unreasonably withheld or delayed):

(i)(A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except pursuant to commitments in effect as of the date hereof; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; or (D) adjust, split, combine, subdivide or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock;

(ii) incur any indebtedness for borrowed money or guarantee any such indebtedness, other than changes in indebtedness under the Company’s existing revolving credit agreement incurred in the ordinary course of business;

(iii) sell, lease, dispose of or grant, create or incur any Lien on (x) any Owned Real Property or Leased Real Property or (y) any of its properties or assets with a fair market value in excess of $100,000 in the aggregate, except (A) sales, leases, rentals and licenses of inventory in the ordinary course of business consistent with past practice or (B) transfers among the Company and its wholly owned Subsidiaries;

(iv) except with respect to leases or acquisitions of real property, which are intended to be covered in Section 6.2(b)(xi) below (it being understood that any business combination transaction with another Person, even if such transaction includes the acquisition of the real property of such Person, shall be covered by this clause (iv) and not by clause (xi)), make any acquisition (including by merger) of another Person or business, including capital stock, or purchase or lease (except for purchases of inventory in the ordinary course of business consistent with past practice) the assets or properties, of any other Person, in each case for consideration that, when taken together with the consideration in all other such transactions not prohibited by this clause (iv), is not in excess of $250,000 in the aggregate;

(v)(A) amend or terminate any Company Plan, fail to make any required contribution to any Company Plan or establish, adopt or enter into any plan, agreement or policy that would be a Company Plan if it were in existence on the date of this Agreement or (B) increase the compensation or other benefits payable or to become payable to any of its current or former directors, officers, or employees, other than (i) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement and (ii) increases in salaries, wages and benefits of employees other than the Company Senior Executives made in the ordinary course of business consistent with past practice;

(vi) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(vii) amend the Company Charter Documents;

(viii) amend in a material way or waive any material rights under or enter into a Contract that would be required to be listed in the Company Disclosure Schedules if the value at issue in any such amendment, waiver or entrance (or any group of related amendments, waivers or entrances) exceeds $100,000;

(ix) enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K in a future SEC report;

(x) forgive or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or advances in immaterial amounts in the ordinary course of business consistent with past practice or (B) to wholly owned Subsidiaries of the Company;

(xi) except for renewals of existing leases, make any lease or acquisition of real property or any commitment for any other capital expenditure in excess of $250,000 in the aggregate (it being understood that (A) the total present value of all future lease payments shall be taken into account for purposes of determining whether the $250,000 basket has been filled and (B) leases, acquisitions and commitments that would be covered by clause (iv) shall not be included in the $250,000 basket in this clause (xi));

(xii) enter into, amend, or extend any collective bargaining or other labor agreement;

(xiii) settle or agree to settle any material suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions) or pay, discharge or satisfy or agree to pay, discharge or satisfy any material claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the Financial Statements or incurred in the ordinary course of business consistent with past practice subsequent to February 28, 2007;

(xiv) adopt a plan or agreement of complete or partial liquidation or dissolution;

(xv) unless requested or directed by a Governmental Authority, convene any regular or special meeting (or any adjournment thereof) of the Shareholders of the Company other than the Company Shareholders Meeting; and

(xvi) agree to take any of the foregoing actions.

(c) The Company and Parent agree that, during the period from the date of this Agreement until the Effective Time, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order or Restraint prohibiting or impeding the consummation of the Transactions or (iii) otherwise materially delay the consummation of the Transactions (each, a “Delay”). Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay.

Section 6.3 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees and each investment banker, financial advisor, attorney, accountant and each other advisor, agent or representative retained by or acting at the direction of the Company or any of its Subsidiaries in connection with the Transactions (collectively, “Representatives”) to, (i) cease any discussions or negotiations with any Person with respect to an Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal, (ii) request the prompt return or destruction of any confidential information or evaluation material previously provided or furnished to any such Person and (iii) not terminate, waive, amend, modify or fail to enforce any provision of any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party. The Company shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or otherwise knowingly encourage any Alternative Proposal or any inquiry that constitutes or would reasonably be likely to lead to an Alternative Proposal or (ii) other than to inform such third party of the provisions of this Section 6.3, participate in any discussions or negotiations regarding any Alternative Proposal or any inquiry that constitutes or would reasonably be likely to lead to an Alternative Proposal, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any action to knowingly facilitate any proposal that constitutes or would reasonably be expected to lead to any Alternative Proposal, or requires the Company to abandon, terminate or fail to consummate the Transactions or (iii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement or understanding relating to, or that would reasonably be expected to lead to, any Alternative Proposal. Notwithstanding the foregoing, prior to the acceptance for payment of shares of Company Common Stock in the Offer, if the Company’s Board of Directors determines, after consultation with outside counsel, in good faith by resolution duly adopted that an unsolicited written Alternative Proposal received after the date hereof other than in breach of this Section 6.3 constitutes or is reasonably likely to constitute a Superior Proposal and that it is reasonably necessary to take such action to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company, after giving Parent prompt written notice of such determination (and in any event no later than 24 hours after such determination), may (A) furnish any information with respect to the Company and its Subsidiaries to the Person (and its Representatives) making such Alternative Proposal pursuant to a confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement, provided, that all such information provided or furnished to such Person has been provided or furnished previously to Parent or is provided or furnished to Parent concurrently with it being provided or furnished to such Person and (B) participate in discussions and negotiations with such Person (and its Representatives) regarding an Alternative Proposal. The Company agrees that any violation of this Section 6.3(a) by any Representative of the Company or any of its Subsidiaries shall be deemed a breach of this Section 6.3(a) by the Company.

(b) In the event the Company receives an Alternative Proposal or request for information or inquiry that relates to or would be reasonably likely to lead to an Alternative Proposal, the Company shall promptly (within 24 hours) provide Parent with a copy (if in writing) and summary of the material terms and conditions of such Alternative Proposal, request or inquiry and the identity of the Person (and its equity investors, if known by the Company) making such Alternative Proposal, request or inquiry, and shall keep

Parent reasonably informed of the status of any financial or other material modifications to such Alternative Proposal, request or inquiry, including by conveying a copy of all such modifications that are in writing, promptly (within 24 hours) of any of the Company’s officers’, directors’ or financial advisors’ receipt thereof.

(c) Except as expressly permitted by this Section 6.3(c), the Company’s Board of Directors or any committee thereof shall not and shall not publicly propose to (i)(A) withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) recommend to the shareholders of the Company, or approve or adopt, an Alternative Proposal or (C) in the event that any Alternative Proposal is publicly announced or any Person commences a tender offer or exchange offer for any outstanding shares of Company Common Stock, fail to issue a press release that reaffirms the Company Board Recommendation and, in the case of a tender offer or exchange offer, recommend against acceptance of such tender offer or exchange offer by the Company shareholders, in each case within 10 business days of such announcement or commencement (for the avoidance of doubt, the taking of no position by the Company’s Board of Directors in respect of the acceptance of any tender offer or exchange offer by its shareholders shall constitute a failure to recommend against any such offer) (any action, publicly proposed action or inaction described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) enter into, approve or authorize the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, or any merger, acquisition, option, joint venture, partnership or similar agreement with respect to any Alternative Proposal (other than a confidentiality agreement, subject to the requirements set forth in Section 6.3(a)) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, prior to the acceptance for payment of shares of Company Common Stock in the Offer (x) the Company’s Board of Directors may, subject to compliance with this Section 6.3, withdraw or modify the Company Board Recommendation if the Company’s Board of Directors determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to do so to comply with its fiduciary duties to the shareholders of the Company under applicable Law and (y) if the Company’s Board of Directors receives an Alternative Proposal that the Company’s Board of Directors determines, in good faith by resolution duly adopted, constitutes a Superior Proposal, the Company or its Subsidiaries may, subject to compliance with this Section 6.3, enter into a definitive Company Acquisition Agreement with respect to such Superior Proposal and concurrently with entering into such Company Acquisition Agreement terminates this Agreement pursuant to Section 8.1(d). If the Company desires to enter into such a Company Acquisition Agreement with respect to an Alternative Proposal or to make a Company Adverse Recommendation Change, it shall give Parent written notice (a “Company Adverse Recommendation Notice”) containing a description of the material terms of such Alternative Proposal or any other basis for a Company Adverse Recommendation Change, the most current version of any Company Acquisition Agreement relating to the Superior Proposal, if any, any other information required by Section 6.3(b) and, if applicable, advising Parent that the Company’s Board of Directors has determined that such Alternative Proposal is a Superior Proposal and that the Company’s Board of Directors intends to enter into a Company Acquisition Agreement with respect to such Superior Proposal. The Company may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d) only (i) if at least five business days have passed since the date of the Company Adverse Recommendation Notice and

(ii) if after taking into account any revised proposal that may be made by Parent since receipt of the Company Adverse Recommendation Notice, the Company’s Board of Directors shall have not changed its determination that such Alternative Proposal is a Superior Proposal (it being understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new five business day period).

(d) For purposes of this Agreement:

“Alternative Proposal” means any inquiry, proposal or offer, whether or not conditional, from any Person (other than Parent and its Subsidiaries) relating to any direct or indirect (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business in compliance with this Agreement) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 15% or more of the outstanding Company Common Stock, voting power of the Company or any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (E) acquisition by the Company or any of its Subsidiaries of any third party in any of the foregoing types of transactions in which the shareholders of such third party immediately prior to the consummation of such transaction will own more than 15% of the outstanding Company Common Stock immediately following such transaction, or (F) without limiting any of the foregoing, any of the foregoing types of transactions involving the acquisition of greater than 49% of the voting equity interests in any Subsidiary or Subsidiaries of the Company with assets, revenue or earnings representing 15% or more of the consolidated assets, revenue or earnings of the Company on a consolidated basis.

“Superior Proposal” means a bona fide written proposal or offer to acquire, directly or indirectly, for consideration consisting of cash and/or publicly listed and traded securities, more than two-thirds of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company’s Board of Directors determines in its good faith and reasonable judgment and by resolution duly adopted (after consultation with a financial advisor of national reputation and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement and the timing and certainty of consummation) to be more favorable to the Company’s shareholders than the terms set forth in this Agreement or the terms of any other proposal made by Parent after Parent’s receipt of a Company Adverse Recommendation Notice, and which the Company’s Board of Directors determines in good faith is reasonably capable of being consummated on the terms so proposed and determines (after receiving the advice of its outside counsel) in good faith by resolution duly adopted that it is reasonably necessary to withdraw or modify the Company Board Recommendation in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, taking into account such matters as the Company’s Board of Directors deems relevant to its decision, including but not limited to, any financing and approval requirements, timing of such consummation and all financial, regulatory, legal and other aspects of such proposal.

(e) Nothing in this Section 6.3 shall prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company’s Board of Directors determines, after consultation with outside counsel, that there is a reasonable likelihood failure to so disclose such position would constitute a violation of applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement (including Article VIII), (i) a factually accurate public statement by the Company that merely describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Company’s Board of Directors to withdraw or modify, the Company’s Board of Directors’ recommendation of this Agreement or the Transactions, or an approval or recommendation with respect to such Alternative Proposal and (ii) any “stop, look and listen” communication by the Company’s Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the shareholders shall not constitute a Company Adverse Recommendation Change provided that, in no event will the Company, the Company’s Board of Directors or any committee thereof (A) recommend that the shareholders of the Company tender their shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Alternative Proposal) or (B) withdraw or modify the Company Board Recommendation, in each case other than in accordance with Section 6.3(c).

Section 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using its reasonable efforts to prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a foreign, United States or federal Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

For purposes of this Agreement, the “reasonable best efforts” of Parent or Merger Sub shall not include acceptance by Parent or Merger Sub of any or all divestitures of any subsidiary or assets of Parent or Merger Sub or any of their Affiliates or acceptance of an agreement to hold any assets of the business of the Company and its Subsidiaries separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by the FTC, the Antitrust Division or any other applicable U.S. or foreign Governmental Authority in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby to the extent such action would reasonably be expected to deprive Parent or Merger Sub of a material benefit or benefits of the Transactions.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover, “moratorium,” “fair price,” “affiliate transaction” or similar statute or regulation under any applicable Law is or becomes applicable to any of the Transactions and (y) if any state takeover, “moratorium,” “fair price,” “affiliate transaction” or similar statute or regulation under any applicable Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Each party shall have the right to attend conferences and meetings between the other party and regulators concerning the Transactions, unless objection is raised by the Governmental Authority. Notwithstanding anything in this Agreement to the contrary, nothing in the Agreement shall require Parent or Merger Sub to provide to the Company any or any access to non-public information about Parent and its Affiliates.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date).

Section 6.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except (i) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party) and (ii) each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if approved by the other party).

Section 6.6 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information, the Company shall (i) afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s properties, books, Contracts, records (including Tax Returns) and employees (subject to reasonable procedures), (ii) use reasonable best efforts to cause the Company’s consultants and independent public accountants to provide access to their work papers and such other information as Parent may reasonably request and (iii) furnish promptly to Parent (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws, (B) each written update provided to the Company’s Board of Directors on the financial performance and projections for the Company or any of its Subsidiaries and (C) other information concerning its business and properties as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party or jeopardize the protection of an attorney-client privilege. The Company shall use reasonable best efforts to obtain waivers of any of the foregoing confidentiality obligations and the Company and Parent shall use reasonable best efforts to enter into appropriate joint defense agreements to preserve attorney-client privilege. Until the Effective Time, the information provided will be subject to the terms of the Confidentiality Agreement.

Section 6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, or (iii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (A) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (B) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies or conditions to Closing available hereunder to the party receiving such notice.

Section 6.8 Insurance. At the Company’s election in consultation with Parent, (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation shall maintain in effect for six years from the Effective Time the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may cause the Surviving Corporation to substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 150% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium equal to 150% of the current aggregate annual premium.

Section 6.9 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated, except as otherwise provided in Sections 6.13 and 8.3.

Section 6.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by or in respect of each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.11 401(k) Plan.

Effective no later than immediately prior to the Effective Time, the Company shall terminate or cause to be terminated any Company Plan intended to include an arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”) unless Parent provides written notice to the Company that any such Company 401(k) Plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than three business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than immediately prior to the Effective Time) pursuant to resolutions of the Company’s Board of Directors or one of its Subsidiaries, as the case may be. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably require.

Section 6.12 Delisting. Parent shall cause the Company’s securities to be de-listed from the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.13 Cooperation.

(a) The Company shall cooperate with Parent with respect to any request by Parent to obtain consents to (i) this Agreement and the Transactions from landlords and other nongovernmental counterparties to agreements with the Company and its Subsidiaries, (ii) the prepayment of amounts owing to such parties (including the provision of customary pay-off letters) or (iii) the amendment of covenants under such agreements.

(b) The Company shall cooperate with Parent, upon Parent’s request, with respect to and in any negotiations regarding contracts, including distribution agreements with suppliers, entered into or to be entered into by Company prior to consummation of the Merger.

(c) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.14 FIRPTA Certificate. The Company shall deliver to Parent (a) a certification dated not more than 30 days prior to the date of the consummation of the Offer and (b) to the extent necessary in light of the certification delivered pursuant to clause (a), an additional certification dated not more than 30 days prior to the Effective Time, in each case signed by the Company and to the effect that the shares of Company Common Stock are not “United States real property interests” within the meaning of Section 897 of the Code.

Section 6.15 Company Compensation Arrangements. Prior to the scheduled expiration of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee) will take all such steps as may be required to cause each Company Compensation Arrangement entered into by the Company or any of its Subsidiaries on or after the date hereof with any of its officers, directors or employees or any member of the Compensation Committee pursuant to which consideration is paid to such officer, director, employee or member to be approved as an Employment Compensation Arrangement and to satisfy the requirements of the non exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act. Prior to the scheduled expiration of the Offer (as it may be extended hereunder), neither the Company’s Board of Directors nor the Compensation Committee shall withdraw, nor permit the withdrawal of, the Company Compensation Approvals.

ARTICLE VII

Conditions Precedent

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. If required by Texas Law, the Company Shareholder Approval shall have been obtained;

(b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, nor shall any Governmental Authority have instituted an action or proceeding that remains pending seeking to enjoin, restrain, prevent or prohibit consummation of the Merger, (collectively, “Restraints”) shall be in effect enjoining, challenging, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal; and

(d) Completion of Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn, provided, however, that this Section 7.1(d) shall not be a condition to the obligation of Parent or Merger Sub to consummate the Merger if the failure to satisfy such condition shall arise from Parent’s or Merger Sub’s breach of any provision of this Agreement.

ARTICLE VIII

Termination

Section 8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval for any reason provided in paragraphs (a) through (d) below; provided, that if any shares of Company Common Stock are accepted for payment pursuant to the Offer, none of Parent, Merger Sub nor the Company may terminate this Agreement or abandon the Merger except pursuant to paragraphs (a) and (b)(ii) and (b)(iii) below:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent, if:

(i) the Offer or Company Shareholder Approval has not been consummated or obtained on or before the date that is four months after the date of this Agreement (the “Walk-Away Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Offer to have been consummated on or before the Walk-Away Date was proximately caused by the failure of such party to perform any of its obligations under this Agreement and provided, further, that Parent may unilaterally extend, by notice delivered to the Company on or prior to the original Walk-Away Date, the Walk-Away Date for one month after the date above, in which case the Walk-Away Date shall be deemed to be for all purposes to be such date;

(ii) any Restraint having the effect of (A) making acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or (B) enjoins Merger Sub from accepting for payment of, and paying for, the shares of Company Common Stock pursuant to the offer or the Company or Parent from consummating the Merger shall be in effect and shall have become final and nonappealable; or

(iii) the Company Shareholder Approval, if required, shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.1 or Annex I and (y) cannot be cured by the Company by the Walk-Away Date or, if curable, is not cured within 45 days after the Company receives written notice from Parent of such breach; or

(ii) a Company Adverse Recommendation Change shall have occurred; or

(d) by the Company in accordance with Section 6.3(c), if the Company (A) has materially complied with its obligations under Sections 6.1 and 6.3 and (B) has paid the Termination Fee pursuant to Section 8.3(a).

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 6.9, 8.2 and 8.3, Article IX and the last sentence of Section 6.6, and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 8.3 and (ii) nothing shall relieve any party from liability for fraud.

Section 8.3 Termination Fee.

(a) In the event that this Agreement is to be terminated by the Company pursuant to Section 8.1(d), then the Company shall pay to Parent a termination fee of $5.0 million in cash (the “Termination Fee”), which Termination Fee shall be paid concurrently with such termination, payable by wire transfer of same-day funds.

(b) In the event that this Agreement is terminated by Parent either pursuant to (i) Section 8.1(c)(i) based on a willful breach by the Company of its representations, warranties, covenants or agreements set forth in this Agreement or (ii) Section 8.1(c)(ii), the Company shall pay to Parent the Termination Fee within two business days of such termination, payable by wire transfer of same-day funds; provided, however, that the amount of the Termination Fee due under this Section 8.3(b) shall be reduced by the amount of Expenses (as hereinafter defined), if any, paid to Parent or Merger Sub under Section 8.3(d) of this Agreement.

(c) In the event this Agreement is terminated by (i) Parent pursuant to Section 8.1(b)(i) or (ii) Parent or the Company pursuant to Section 8.1(b)(iii) and, in the case of either (i) or (ii), (A) after the date of this Agreement but prior to the date of such termination an Alternative Proposal or a request or communication reasonably likely to lead to an Alternative Proposal shall have been made known to the Company (or any director or officer of the Company) or shall have been made directly to its shareholders generally or any Person shall have publicly announced an interest in making or an intention (whether or not conditional) to make an Alternative Proposal and (B) the Company enters into a Company Acquisition Agreement with respect to an Alternative Proposal, or the transaction contemplated by an Alternative Proposal is consummated, within twelve months of the date this Agreement is so terminated, the Company shall pay to Parent the Termination Fee concurrently with (and as a condition to) the event under clause (B), payable by wire transfer of same-day funds; provided, however, that the amount of the Termination Fee due under this Section 8.3(c) shall be reduced by the amount of Expenses (as hereinafter defined), if any, paid to Parent or Merger Sub under Section 8.3(d) of this Agreement.

(d) In the event that this Agreement is terminated by Parent pursuant to (i) Section 8.1(b)(i), (ii) Section 8.1(b)(ii) (other than due to a Restraint that was issued in connection with Antitrust Law), (iii) Section 8.1(b)(iii) or (iv) Section 8.1(c)(i), the Company shall pay to Parent all of the Expenses (as hereinafter defined) of Parent and Merger Sub within two business days of such termination, payable by wire transfer of same-day funds. Parent shall not claim a termination and right of payment of the Expenses if it has been paid the Termination Fee. As used herein, “Expenses” shall mean all reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, consultants and other experts engaged by Parent or Merger Sub) incurred by Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any other matters related to the Merger.

(e) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions. If the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3 together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of SunTrust Bank in effect on the date such payment was required to be made. Solely for the purposes of Section 8.3(c) and 8.3(d), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 6.3(d), except that all references to “15%” shall be changed to “35%”.

Section 8.4 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

ARTICLE IX

Miscellaneous

Section 9.1 No Survival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article III and Sections 6.8, 6.10, 6.11, and 6.12 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 6.9, 8.2 and 8.3 and this Article IX shall survive termination indefinitely and, if any shares of Company Common Stock are accepted for payment pursuant to the Offer and Parent or Merger Sub terminates this Agreement pursuant to Section 8.1(b)(iii) following such acceptance for payment pursuant to the Offer, neither Parent or Merger Sub will interfere or limit the Company’s indemnification policies for its directors or the Company’s obtaining of insurance as contemplated by Section 6.8. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Shareholder Approval, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following receipt of the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the shareholders of the Company without such approval.

Section 9.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other party, provided, that Parent may assign any of its rights and obligations to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.4 shall be null and void.

Section 9.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the exhibits hereto, the documents and instruments relating to the Transactions referred to herein, the Sale and Support Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.8 are not intended to and shall not confer upon any Person other than the parties hereto any rights, benefits or remedies hereunder.

Section 9.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and interpreted under the laws of the State of Delaware (without regard to its principles of conflicts of laws), except that the Merger and all applicable fiduciary duties of the Company’s Board of Directors and any committee thereof hereunder shall be governed by and interpreted under the Laws of the State of Texas. Each party irrevocably and unconditionally (a) consents to submit to the jurisdiction of the courts of Miami-Dade County in the State of Florida for any action, suit or proceeding arising out of or relating to this agreement (and each party irrevocably and unconditionally agrees not to commence any such action, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 9.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent and Merger Sub, to:

Watsco, Inc.

2665 South Bayshore Drive, Suite 109

Coconut Grove, FL 33133

Attention: Barry S. Logan, Senior Vice President

Facsimile: (305) 858-4492

with a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC

100 N. Tryon Street, Suite 4700

Charlotte, NC 28202-4003

Attention: Stephen D. Hope

Facsimile: (704) 331-1159

If to the Company, to:

ACR Group, Inc.

3200 Wilcrest Drive, Suite 440

Houston, TX 77042

Attention: General Counsel

Facsimile: (713) 780-4067

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

Fulbright Tower

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: David Peterman

Facsimile: (713) 651-5246

or such other address or facsimile number as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 9.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.11 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“AMEX” shall mean the American Stock Exchange.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, New York are authorized or required by Law to be closed.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority, securities exchange, Nasdaq or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” shall mean, in the case of the Company, the actual knowledge, as of the date of this Agreement and at and as of the Closing Date, of the individuals listed on Schedule 9.11 of the Company Disclosure Schedule.

“NYSE” means The New York Stock Exchange.

“Permitted Liens” shall mean Liens specifically disclosed in the Company’s most recent annual report on Form 10-K for the year ended February 28, 2007 or Liens incurred in accordance with Section 6.2; Liens for taxes not yet due or being contested in good faith (and, with respect to those being contested, for which adequate accruals or reserves have been established on the Company’s financial statements in accordance with GAAP); or Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, real property, personal property, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments and charges of any kind and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, (ii) any liability for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability; and (iii) any liability for the payments of any amounts as a result of being a party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Transactions” refers collectively to this Agreement and all transactions contemplated hereby, including the Merger and the Offer.

The following terms are defined on the page of this Agreement set forth after such term below:

90% Top Up Option	6
90% Top Up Option Shares	6
Agreement	1
Alternative Proposal	37
Antitrust Laws	38
Articles of Merger	7
Balance Sheet Date	17
Bankruptcy and Equity Exception	15
Book-Entry Shares	9
Cancelled Shares	8
Certificate	9
Closing	6
Closing Date	6
Code	12
Committed Shares	2
Company	1
Company 401(k) Plan	42
Company Acquisition Agreement	36
Company Adverse Recommendation Change	36
Company Adverse Recommendation Notice	36
Company Board Recommendation	4
Company Charter Documents	14
Company Common Stock	1
Company Compensation Approvals	22
Company Compensation Arrangements	21
Company Disclosure Documents	15
Company Disclosure Schedule	12
Company Material Adverse Effect	13
Company Plans	20
Company Preferred Stock	14
Company Restricted Share	8
Company SEC Documents	16
Company Shareholder Approval	16
Company Shareholder Meeting	31
Compensation Committee	21
Confidentiality Agreement	15
Continuing Directors	5
Contract	16
Converted Company Restricted Share	8
Delay	34
Dissenting Shareholders	9
Dissenting Shares	9

Effective Time	7
Employment Compensation Arrangement	21
Environmental Laws	22
Environmental Permit	23
ERISA	20
Exchange Act	16
Excluded Shares	9
Expenses	46
Financial Statements	27
Hazardous Materials	23
Intellectual Property	27
Laws	18
Leased Real Property	23
Liens	13
Material Adverse Effect	13
Merger	1
Merger Consideration	9
Merger Sub	1
Minimum Condition	2
Offer	1
Offer Documents	3
Offer Price	1
Owned Real Property	23
Parent	1
Parent Material Adverse Effect	28
Parent Restricted Shares	8
Paying Agent	10
Permits	18
Real Property Lease	23
reasonable best efforts	38
Representatives	35
Restraints	43
Sale and Support Agreement	1
Schedule 14D-9	4
Schedule TO	3
SEC	16
Securities Act	14
Subsequent Offering Period	2
Superior Proposal	37
Surviving Corporation	6
TBCA	1
TBOC	1
Termination Fee	45
Walk-Away Date	44

Section 9.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WATSCO, INC.

By:	/s/ Barry S. Logan
Name: Barry S. Logan
Title: Senior Vice President

COCONUT GROVE HOLDINGS, INC.

By:	/s/ Barry S. Logan
Name: Barry S. Logan
Title: President

ACR GROUP, INC.

By:	/s/ Alex Trevino, Jr.
Name: Alex Trevino, Jr.
Title: President

ANNEX I

Notwithstanding any other provision of the Offer, but subject to compliance with Section 1.1(a) of the Agreement, Merger Sub (i) shall not be required to accept for payment or pay for any tendered shares of Company Common Stock, (ii) may delay the acceptance for payment of, or the payment for, any tendered shares of Company Common Stock, and (iii) may terminate or amend the Offer as to shares of Company Common Stock not then paid for, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 1.1(a) of the Agreement) if: (A) the Minimum Condition shall not have been satisfied; (B) the applicable waiting period (and any extension thereof) applicable to the Transactions (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated, or any affirmative approval of a Governmental Authority required shall not have been obtained; or (C) any of the following conditions exists:

(a) there shall be instituted or pending any proceeding by any Governmental Authority, (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the shares of Company Common Stock or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s shareholders, (iv) seeking to require divestiture by Parent, Merger Sub or any of Parent’s other Affiliates of any shares of Company Common Stock, or (v) which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer; or

(b) there shall have been any action taken, or any Applicable Law shall have been proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act or any requirement for affirmative approval of a Governmental Authority, that, in the good faith judgment of Parent is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

(c)(i) any of the representations and warranties of the Company contained in Section 4.2 shall not be true in all but de minimis respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all but de minimis respects as of such specified date), (ii) any of the representations and warranties of the Company contained in Sections 4.3 and 4.16, disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true in all material respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), or (iii) any of the other representations and warranties of the Company contained in this Agreement, disregarding any materiality or Company Material Adverse Effect qualifications contained in any such representation or warranty, shall not be true in all respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all respects as of such specified date); provided that the condition set forth in this paragraph (c)(iii) shall be deemed to have been satisfied unless the individual or aggregate impact of the failure to be true of the representations and warranties of the Company contained in this Agreement would reasonably be expected to have a Company Material Adverse Effect; provided further that in determining whether a Company Material Adverse Effect would result, any inaccuracies in the representations and warranties set forth in Sections 4.3(c)(ii)(y) and 4.3(c)(ii)(z) that would cause an adverse effect otherwise excluded by clause (iii) of the definition of Company Material Adverse Effect shall be taken into account; or

(d) the Company shall have breached or failed to perform in any material respect any of its obligations required to be performed or complied with by it under the Agreement or any covenants contained in the Agreement, including obtaining all regulatory approvals and consents required to consummate the Transactions; or

(e) any change or development shall have occurred following the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(f)(i) a Company Adverse Recommendation Change shall have occurred and not been withdrawn, or (ii) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.3 of the Agreement) relating to any Acquisition Proposal and such announcement shall not have been withdrawn and such letter, memorandum of understanding or Contract shall remain in effect; or

(g) it shall have been publicly disclosed that any Third Party shall have acquired beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the shares of Company Common Stock), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 15% of any class or series of capital stock of the Company (including the shares of Company Common Stock), other than acquisitions for bona fide arbitrage purposes only; or

(h) Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Annex I have been satisfied; or

(i) the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms that are used in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger (the “Agreement”), dated as of July 3, 2007, by and among Watsco, Inc., a Florida corporation (“Parent”), Coconut Grove Holdings, Inc., a Texas corporation (“Merger Sub”) and ACR Group, Inc., a Texas corporation (the “Company”).

58